EXHIBIT 10.32

METALDYNE PERFORMANCE GROUP, INC.
CHANGE IN CONTROL SEVERANCE PLAN

1.PURPOSE

This Metaldyne Performance Group, Inc. Change in Control Severance Plan has been established to provide severance protection for selected executive officers and other employees of the Company in the event of certain terminations of employment in connection with a Change in Control.  The purpose of the Plan is to assure continuity in operations of the Company in the event of a Change in Control by allowing such employees to focus on their responsibilities to the Company knowing that they have certain financial security in the event of a termination of employment.  Capitalized terms not otherwise defined herein shall have the meanings set forth in Section 9.

2.ELIGIBILITY

(a)Eligible Employees.  The participants under the Plan shall be the groups of U.S. and non-U.S. employees of the Company or its Subsidiaries in Group A, Group B and Group C, as specified in a participation letter provided to such individuals, and all salaried U.S. and Non-U.S. employees of the Company or its Subsidiaries that are not in Group A, Group B or Group C and are not described in Section 2(b) below (“Group D”) (collectively, the individuals in Group A, Group B, Group C and Group D, the “Participants”).

(b)Excluded Employees. The following employees of the Company and its Subsidiaries are not eligible to participate in the Plan:

(i)Employees who are a party to an employment agreement that provides for severance benefits;

(ii)Employees of HHI who are a party to a change in control severance agreement; and

(iii)Employees of Grede who are covered by the Severance Pay Plan for Executives of Grede.

3.PROTECTION PERIOD; TERMINATION OF EMPLOYMENT

(a)Qualifying Termination.  A Participant shall be eligible to receive severance benefits under the Plan according to his or her Group only in the event that during the Protection Period, the Participant experiences a Qualifying Termination. For purposes hereof, “Protection Period” and “Qualifying Termination” shall have the following meanings for the applicable Groups of Participants:

Group	“Protection Period”	“Qualifying Termination”
Group A Participants	Two-year period commencing on the date of the consummation of a Change in Control	Termination of the Participant’s employment (1) by the Company without Cause or (2) by the Participant for Good Reason
Group B Participants	Two-year period commencing on the date of the consummation of a Change in Control	Termination of the Participant’s employment (1) by the Company without Cause or (2) by the Participant for Good Reason
Group C Participants	One-year period commencing on the date of the consummation of a Change in Control	Termination of the Participant’s employment (1) by the Company without Cause or (2) by the Participant for Good Reason
Group D Participants	One-year period commencing on the date of the consummation of a Change in Control	Termination of the Participant’s employment by the Company without Cause

(b)Other Terminations of Employment.  In the absence of a Qualifying Termination occurring during the Protection Period, a Participant shall not be eligible to receive severance benefits under the Plan for any reason, including, without limitation, if the Participant (i) is terminated from employment by the Company for Cause, (ii) terminates employment by reason of death or disability or (iii) voluntarily resigns, retires or declines employment with any successor of the Company without Good Reason.

4.SEVERANCE BENEFITS

(a)Severance Benefits.  In the event that of a Participant’s Qualifying Termination occurring during the Protection Period, the following shall apply, subject to Section 4(b):

(i)Severance Payment; Benefit Continuation.  The Participant shall be entitled to receive a lump sum cash severance payment on the next salaried payroll date after the 60th day following the Termination Date, equal to an amount calculated in accordance with the table below based on the Participant’s Group.  In addition, the Participant (and his or her eligible dependents) shall be entitled to continued participation in the Company’s medical, dental and vision plans, at then-existing participation and coverage levels for the following period after the Participant’s Termination Date (such benefits, “Benefit Continuation” and such time period, the “Benefit Continuation Period”):

Group	Severance Benefits
Group A Participants	(a) 1.5 times Base Salary, plus (b) Prorated Target Bonus; and (c) eighteen (18) months Benefit Continuation
Group B Participants	(a) 1.0 times Base Salary, plus (b) Prorated Target Bonus; and (c) twelve (12) months Benefit Continuation
Group C Participants	(a) 0.5 times Base Salary, plus (b) Prorated Target Bonus; and (c) six (6) months Benefit Continuation
Group D Participants

(a) The greater of (1) 0.25 times Base Salary or (2) one (1) week of Base Salary per year of service (up to a maximum of 26 weeks), plus (b) Prorated Target Bonus; and (c) three (3) months Benefit Continuation

In the event that such Benefit Continuation is not permitted or advisable or the Company, in its sole discretion, elects, in lieu of Benefit Continuation, the Company shall pay to the Participant an amount (in the Company’s determination) equal to the value of the Benefit Continuation in equal monthly installments during the Benefit Continuation Period. Any obligation to provide Benefit Continuation or payment in lieu of such Benefit Continuation, shall cease upon the earliest of (i) the Participant becoming eligible to receive group health benefits under a program of a subsequent employer or (ii) the 60th day following the Termination Date in the event that the Release does not become effective and irrevocable prior to such date. For the avoidance of doubt the Participant (and his or her eligible dependents) shall be responsible for paying all employee contributions, deductibles, and other cost sharing items under such plans. Nothing in this Section 4(a)(ii) shall be construed to impair or reduce a Participant’s rights under COBRA or other applicable law.

(ii)Accrued Benefits.  The Participant shall be entitled to receive any unpaid base pay through such Participant’s Termination Date, any earned but unpaid annual bonus for any completed performance year immediately preceding the year in which the Qualifying Termination occurs, any other earned but unpaid compensation through the Termination Date, and reimbursement of any unreimbursed expenses properly incurred by such Participant in accordance with the Company’s policies prior to the Termination Date, within 30 days following the Termination Date or with respect to any earned but unpaid annual bonus for any completed performance year immediately preceding the year in which the Qualifying Termination occurs, no later than March 15th of year of termination.  The Participant shall also be entitled to receive such other benefits to which such Participant may be entitled pursuant to the terms and conditions of the applicable employee benefit plan, program, arrangement or agreement.

(b)Release of Claims.  As a condition to receiving any payments or benefits described in Section 4(a)(i), the Participant shall execute and deliver a release of claims in such form as generally used by the Company in connection with a termination of employment (or in any other form as determined by the Company) (the “Release”) and the Release shall become irrevocable prior to the 60th day following the Termination Date. Should the Participant revoke all or any portion of the Release within any such revocation period, then the Participant will be treated hereunder as if he or she did not execute the Release.

5.TAX PROVISIONS

(a)Section 280G of the Code.   In the event that it is determined that any payments or benefits provided under the Plan together with any payments or benefits to be provided under any other plan, program, arrangement or agreement would constitute parachute payments within the meaning of Section 280G of the Code and would, but for this Section 5(a) be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes  (the “Excise Tax”), then the amounts of any such payments or benefits under the Plan and such other arrangements shall be either (i) paid in full or (ii) reduced to the minimum extent necessary to ensure that no portion of the payments or benefits is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in the Participant’s receipt on an after-tax basis of the greatest amount of payments and benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). Any such reduction shall be made by the Company in its sole discretion consistent with the requirements of Section 409A of the Code. Any determination required under this Section 5(a) shall be made in writing in good faith by a nationally recognized public accounting firm selected by the Company. The Company and the Participant shall provide the accounting firm with such information and documents as the accounting firm may reasonably request in order to make a determination under this Section 5(a).

(b)Withholding Taxes.  All severance payments and benefits under the Plan are subject to all applicable federal, state and local tax withholding and shall be treated as taxable income to the Participant, to the extent required by law.

(c)Section 409A of the Code.  The payments and benefits under the Plan are intended to be exempt from (to the maximum extent permitted) or comply with the requirements of Section 409A and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be exempt from Section 409A or in compliance therewith, as applicable. In no event whatsoever shall the  Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A or any damages for failing to comply with Section 409A.

6.RESTRICTIVE COVENANT

(a)Restrictive Covenant.  With respect to Group A Participants, Group B Participants and Group C Participants only (and not for Group D Participants) for the Restricted Period (each as defined below), as a condition of receiving and retaining the severance benefits in Section 4(a)(i), the Participant shall not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent or otherwise, alone or in association with any other person, firm, corporation or other business organization, work for or provide consulting, financial or other services to, engage in, conduct, manage or operate, or acquire or own any capital stock of or other equity interest in, any Person or business anywhere in the world that competes with the business of the Company or any of its Subsidiaries; provided, however, that nothing herein shall limit the Participant’s right to own not more than 1% of any of the debt or equity securities of any business organization that is then filing reports with the Securities and Exchange Commission pursuant to Sections 13 or 15(d) of the Exchange Act (the “Restrictive Covenant”). The “Restricted Period” shall mean a period of eighteen (18) months for Group A Participants, twelve (12) months for Group B Participants and six (6) months for Group C Participants following a Qualifying Event.

(b)Injunctive Relief. The Participant agrees that a breach of the Restrictive Covenant contained in this Section 6 may result in material and irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Participant from engaging in activities prohibited by the Restrictive Covenant contained in this Section 6 or such other relief as may be required specifically to enforce the Restrictive Covenant.

7.ADMINISTRATION OF THE PLAN

(a)Scope.  The Plan Administrator shall have the exclusive right, power, and authority, in its sole and absolute discretion, to administer, apply, and interpret the Plan and to decide all matters arising in connection with the operation or administration of the Plan.  Without limiting the generality of the foregoing, the Plan Administrator shall have the sole and absolute discretionary authority to: (i) take all actions and make all decisions with respect to the eligibility for, and the amount of, severance and/or benefits payable under the Plan; (ii) formulate, interpret and apply rules, regulations and policies necessary to administer the Plan in accordance with its terms; (iii) decide questions, including legal or factual questions, with regard to any matter related to the Plan; (iv) to construe and interpret the terms and provisions of the Plan and all documents which relate to the Plan and to decide any and all matters arising thereunder including the right to remedy possible ambiguities, inconsistencies or omissions; and (v) except as specifically provided to the contrary in Exhibit A, process, and approve or deny, claims for severance and/or benefits under the Plan.

(b)Determinations.  All determinations made by the Plan Administrator as to any question involving their respective responsibilities, powers and duties under the Plan shall be final and binding on all parties, to the maximum extent permitted by law, as and to the extent such determinations are consistent with the express terms of the Plan.  All determinations by “the Company” referred to in the Plan shall be made by the Company in its capacity as an employer and settlor of the Plan.

8.TERM; MODIFICATION OR TERMINATION

The Plan shall become effective as of December 14, 2016. The Plan may be amended or terminated by the Administrator, provided that, for the period beginning twelve (12) months prior to and ending twenty-four (24) months following the effective date of a Change in Control, no such amendment or termination shall be effective that decreases the severance benefits to which a Participant may become eligible or that makes any provision of the Plan less favorable for any Participant without the consent of the affected Participant, and no such amendment or termination shall affect the rights of a Participant who has become entitled to severance benefits under the Plan. Once a Change in Control occurs, the Plan shall not apply to any future Change in Control, unless otherwise determined by the Board.

9.DEFINITIONS

(a)“Base Salary” means the greater of the highest rate of annual base salary paid to the Participant by the Company, before any deductions, exclusions or any deferrals or contributions under any employee benefit plan, during either (a) the twelve (12)-month period preceding the Participant’s Termination Date or (b) the twelve (12)-month period preceding the date of the Change in Control.

(b)“Board” means the Board of Directors of the Company.

(c)“Cause” means any one or more of the following: (a) the Participant’s willful and continued failure or refusal to perform the duties reasonably required of him or her as an executive officer of the Company; (b) the Participant’s conviction of, or plea of nolo contendere to (i) any felony or (ii) another crime involving dishonesty or moral turpitude or which reflects negatively upon the Company or its Subsidiaries or affiliates or otherwise impairs or impedes its operations; (c) the Participant's engaging in any willful misconduct, gross negligence, act of dishonesty, violence or threat of violence (including any violation of federal securities laws) that is injurious to the Company or its Subsidiaries or affiliates; (d) the Participant’s material breach of any applicable employment agreement, any restrictive covenant or any material written policy of the Company or its Subsidiaries or affiliates; (e) the Participant’s material failure to comply with any material applicable laws and regulations or professional standards relating to the business of the Company or its Subsidiaries or affiliates; or (f) any other misconduct by the Participant that is injurious to the financial condition or business reputation of the Company or its Subsidiaries or affiliates; provided, however, that with respect to clauses (a), (c), (d), (e) and (f), the Company must notify the Participant of the conduct that is the basis for the potential Cause termination in writing within forty-five (45) days of its initial existence and the Participant shall have thirty (30) days to cure such conduct, to the extent it can be cured, to prevent a termination for Cause by the Company. If the Participant cures the conduct that is the basis for the potential termination for Cause within such thirty (30) day period, the Company’s notice of termination shall be deemed withdrawn.

(d) “Change in Control” means any one or more of the following: (a) any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act, as amended from time to time, other than the Company or a wholly-owned Subsidiary thereof or any employee benefit plan of the Company or any of its Subsidiaries, becomes the beneficial owner of the Company’s securities having 30% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); (b) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction; (c) during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period; or (d) the stockholders of the Company approve a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a liquidation of the Company into a wholly-owned Subsidiary. For the avoidance of doubt, the consummation of the agreement and plan of merger between American Axle & Manufacturing Holdings, Inc., Alpha SPV I, Inc. and Metaldyne Performance Group Inc., dated as of November 3, 2016, shall constitute a Change in Control for purposes of the Plan.

(e)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(f)“Code” means the Internal Revenue Code of 1986, as amended.

(g)“Company” means Metaldyne Performance Group, Inc., a Delaware corporation, its Subsidiaries and any successor thereto.

(h)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(i)“Good Reason” means any one or more of the following actions or omissions: (a) any material reduction in a Participant’s position, authority, duties or responsibilities following the Change in Control as compared to such level immediately prior to the Change in Control; (b) any material reduction in a Participant’s annual base salary or bonus opportunity as in effect immediately prior to the Change in Control; or (c) the relocation (other than by mutual agreement) of the office at which the Participant is to perform the majority of his or her duties following the Change in Control to a location more than 50 miles from the location at which the Participant performed such duties prior to the Change in Control; provided, however, that the Participant must provide the Company with (a) forty-five (45) days advance notice of termination in writing and (b) notice of the conduct that is the basis for the potential Good Reason termination in writing within ninety (90) days of its initial existence, such notice shall describe the conduct the Participant believes to constitute Good Reason. The Company shall have thirty (30) days to cure such conduct upon receipt of the notice of termination from the Participant. If the Company cures the conduct that is the basis for the potential termination for Good Reason within such thirty (30) day period, the Participant’s notice of termination shall be deemed withdrawn. If the Participant does not give notice to the Company as described in this Section 9(i) within ninety (90) days after an event giving rise to Good Reason, the Participant’s right to claim Good Reason termination on the basis of such event shall be deemed waived.

(j)“Grede” shall mean Grede Holdings LLC.

(k)“HHI” shall mean Hephaestus Holdings, Inc.

(l)“Parent” shall mean American Axle & Manufacturing Holdings, Inc.

(m)“Participant” has the meaning ascribed to such term in Section 2(a).

(n)“Plan Administrator” means the persons or committee appointed by the Board to administer the Plan.

(o)“Prorated Target Bonus” means the Target Bonus multiplied by a fraction, the numerator of which is the number of days the Participant was employed by the Company or any of its Subsidiaries during the calendar year in which the Termination Date occurs and the denominator of which is 365.

(p)“Subsidiary” or “Subsidiaries” means an entity (whether or not a corporation) that is wholly or majority owned or controlled, directly or indirectly, by the Company or any other affiliate of the Company that is so designated, from time to time, by the Committee, during the period of such affiliated status.

(q)“Target Bonus” means (i) if the Termination Date occurs during the calendar year in which the Change in Control occurs, the target annual bonus under the Company’s applicable bonus plan as in effect immediately prior to the date of the Change in Control; or (ii) if the Termination Date occurs in a calendar year following the calendar year in which the Change in Control occurs, the greater of (x) the target annual bonus under the Company’s applicable bonus plan for the year in which the Termination Date occurs or (y) the target annual bonus under the Company’s applicable bonus plan as in effect immediately prior to the date of the Change in Control.

(r)“Termination Date” means the date on which the Participant incurs a Qualifying Termination.

10.MISCELLANEOUS

(a)Clawback. Any amounts payable under the Plan to Group A Participants (only) under the Plan are subject to any policy providing for clawback, recoupment or recovery of amounts as established by the Board and adopted prior to a Change in Control.

(b)Other Benefits. No payments hereunder shall count toward, be substituted in lieu of, or be considered in determining payments or benefits due to a Participant under applicable law or under any other plan, program or agreement of the Company or any of its Subsidiaries or affiliates.

(c)No Mitigation or Offset.  No Participant shall be under any obligation to minimize or mitigate damages by seeking other employment, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligation to make the payments and provide the benefits required under the Plan.  The Company’s obligation to make the payments and provide the benefits required under the Plan shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other rights which the Company may have against the Participant.

(d)No Right to Continued Employment.  Nothing contained in this Plan shall be held or construed to create any liability upon the Company to retain any employee in its service or to change the employee-at-will status of any employee.

(e)Effect on Other Plans. This Plan supersedes in all respects any severance or change in control benefit plans, arrangements or policies of the Company that apply to Participants upon a Change in Control. Notwithstanding the foregoing, the Company and the Board reserve the right to adhere to other policies and practices that may be in effect for other groups of employees. For the avoidance of doubt, this Plan does not apply to employees of the Company who are party to an employment agreement providing for severance benefits, employees of HHI who are covered by a change of control severance agreement and employees of Grede who are covered by the Severance Pay Plan for Executive of Grede Holdings LLC.

(f)No Other Rights.  Neither the establishment of this Plan, nor any modification thereof, nor the payment of any severance and/or benefits hereunder, shall be construed as giving to any Participant or other person, any legal or equitable right against the Company (other than a Participant’s right to severance benefits in accordance with the terms of this Plan) or any current or former officer, director, or employee thereof.

(g)Nature of Plan.  The Plan is an unfunded employee welfare benefit plan and no provision of this Plan shall be deemed or construed to create a trust fund of any kind or to grant a property interest of any kind to a Participant or any other individual.  Any payment which becomes due under this Plan to a Participant shall be made out of the general assets of the Company, and the right of any Participant to receive a payment hereunder shall be no greater than the right of any unsecured general creditor of the Company.

(h)Claims and Appeals Procedures.  The Claims and Appeals Procedures are set forth in Exhibit A.

(i)Rights Under ERISA.  The U.S. Department of Labor has issued regulations that require the Company to provide a Participant with a statement of rights under ERISA which are set forth in Exhibit B.

(j)Interpretation.  The respective terms and provisions of the Plan shall be construed, whenever possible, to be in conformity with the requirements of ERISA, or any subsequent laws or amendments thereto.  To the extent not in conflict with the preceding sentence, the construction and administration of the Plan shall be in accordance with the laws of the State of Delaware (without reference to its conflicts of law provisions).

(k)Successors and Assigns.  The Plan shall be binding upon any person, firm or business that is a successor to the business or interests of the Company, whether as a result of a Change in Control of the Company or otherwise.  Any successor to the Company shall be required to assume the Plan and honor the obligations of the Company hereunder.  All payments and benefits that become due to a Participant under the Plan shall inure to the benefit of his/her heirs, assigns, designees or legal representatives.

(l)Nontransferability of Benefits.  No right or interest of a Participant under this Plan may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law, and no such right or interest shall be subject to any debt, obligation or liability of such Participant.

(m)Severability.   Should any provision or portion of the Plan be deemed or held to be invalid, illegal or unenforceable for any reason, the same shall not invalidate or otherwise affect any other provisions of the Plan, and the Plan shall be construed as if the invalid, illegal or unenforceable provision or portion of the Plan had never been contained herein.

EXHIBIT A

CLAIMS AND APPEALS PROCEDURES

(a)General.  The Plan Administrator shall make a determination in connection with the termination of employment of any Participant as to whether a benefit under the Plan is payable to such Participant, taking into consideration any determination made by the Company as to the circumstances regarding the termination, the Company’s decision as to whether or not to pay a benefit under Section 4, and as to the amount of payment.  The Plan Administrator shall advise any Participant it determines is entitled to severance and/or benefits under the Plan and the amount of such severance and benefits.  The Plan Administrator may delegate any or all of its responsibilities under these procedures.

(b)Claim Procedures.  Each Participant or his or her authorized representative (“Claimant”) may file a written claim with the Company if the Participant believes he or she did not receive all benefits to which he or she is entitled under Section 4.  The written claim must be filed within 60 days of the Participant’s Termination Date.  In the event that a claim is denied, the Company shall provide to the Claimant written notice of the denial within 90 days after the Company receives the claim, unless special circumstances require an extension of time for processing the claim.  If such an extension of time is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period.  In no event shall the extension exceed a period of 90 days from the end of such initial period.  Any extension notice shall indicate the special circumstances requiring the extension of time, the date by which the Company expects to render the final decision, the standards on which entitlement to benefits are based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues.

(c)Notice of Denial.  If a Participant is denied a claim for benefits under the Plan, the Company shall provide to such Claimant written notice of the denial which shall set forth:

i.	the specific reasons for the denial;
ii.	specific references to the pertinent provisions of the Plan on which the denial is based;
iii.	a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and
iv.	an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures.

(d)Right to Review.  After receiving written notice of the denial of a claim, a Claimant or his or her representative shall be entitled to:

i.	request a full and fair review of the denial of the claim by written application to the Company;
ii.	request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim;
iii.	submit written comments, documents, records, and other information relating to the denied claim to the Company; and
iv.

a review that takes into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(e)Application for Review. If a Claimant wishes a review of the decision denying his or her claim to benefits under the Plan, he or she must submit the written application to the Company within 60 days after receiving written notice of the denial.

(f)Hearing.  Upon receiving such written application for review, the Company may schedule a hearing for purposes of reviewing the Claimant’s claim, which hearing shall take place not more than 30 days from the date on which the Company received such written application for review.

(g)Notice of Hearing.  At least 10 days prior to the scheduled hearing, the Claimant shall receive written notice of the date, time, and place of such scheduled hearing.  The Claimant may request that the hearing be rescheduled, for the Claimant’s convenience, on another reasonable date or at another reasonable time or place.

(h)Decision on Review.  No later than 60 days following the receipt of the written application for review, the Company shall submit its decision on the review in writing to the Claimant involved and to his or her representative, if any, unless the Company determines that special circumstances (such as the need to hold a hearing) require an extension of time, to a day no later than 120 days after the date of receipt of the written application for review.  If the Company determines that the extension of time is required, the Company shall furnish to the Claimant written notice of the extension before the expiration of the initial 60 day period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Company expects to render its decision on review.  In the case of a decision adverse to the Claimant, the Company shall provide to the Claimant written notice of the denial which shall include:

i.	the specific reasons for the decision;
ii.	specific references to the pertinent provisions of the Plan on which the decision is based;
iii.

a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits; and

iv.

an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA following the denial of the claim upon review.

(i)Filing a Claim.  No claim may be filed with a court regarding a denial of a claim for benefits under the Plan until the Participant has exhausted the administrative review procedures under the Plan as set forth in this Exhibit A.  All claims for benefits denied under the Plan must be brought in a federal court for Detroit, Michigan, within 90 days after the Participant receives his or her decision on review pursuant to Section (h) hereof.

EXHIBIT B

RIGHTS UNDER ERISA

The U.S. Department of Labor has issued regulations that require the Company to provide a Participant with a statement of his or rights under ERISA with respect to this Plan.  The following statement was designated by the U.S. Department of Labor to satisfy this requirement and is presented accordingly:

As a participant in the Plan, you are entitled to certain rights and protections under ERISA.  ERISA provides that all Plan participants are entitled to:

Receive Information About Your Plan and Benefits

1.

Examine, without charge, all Plan documents and copies of all documents filed by the Company with the U.S. Department of Labor.  This includes annual reports (Form 5500 Series) and Plan descriptions.  All such documents are available for review in your Human Resources Department and with the U.S. Department of Labor at the Public Disclosure Room of the Employee Benefits Security Administration.

2.

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series) and an updated summary plan description. The Plan Administrator may charge you a reasonable fee for the copies.

3.

Receive a summary of the Plan’s annual financial report.  Once each year, the Plan Administrator will send you a Summary Annual Report of the Plan’s financial activities at no charge.  The Plan Administrator is required by law to furnish each Participant with a copy of this Summary Annual Report.

Prudent Action by Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan.  The people who operate your Plan, called fiduciaries of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants.

No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension or welfare benefit or exercising your rights under ERISA.

Enforcing Your Rights

If your claim for severance and/or benefits is denied or ignored in whole or in part, you have a right to receive a written explanation of the reason for the denial, to obtain copies of documents related to the decision without charge, and to appeal any denial, all within certain time schedules.  You have the right to have your claim reviewed and reconsidered.  You also have the right to request a review of the denial of your claim as explained in the “Appeal Procedures” section. No one, including your employer or any other person, may discriminate against you in any way to prevent you from obtaining severance and/or benefits under the Plan or exercising your rights under ERISA.

Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.  If you have a claim for severance and/or benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court after you have exhausted the Plan’s claims and appeal procedures as described in the section “Claims and Appeal Procedures” hereof.  If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.

The court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person you sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about the Plan, you should contact the Plan Administrator through your Human Resources Department.  They will be glad to help you.  If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest Area Office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or you may contact:

The Division of Technical Assistance and Inquiries
Employee Benefits Security Administration,
Department of Labor
200 Constitution Avenue, N.W., Room
Washington, DC 20210
1-866-444-EBSA (1-866-444-3272)
www.dol.gov/ebsa (for general information)
www.askebsa.dol.gov (for electronic inquiries)

You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866-444-3272.

Administrative Facts

Topic	Description
Plan Name	Metaldyne Performance Group, Inc. Change in Control Severance Plan
Plan Sponsor	Metaldyne Performance Group, Inc.
Plan Type	Employee Welfare Benefit Plan/Severance Plan
Source of Payment of Benefits	General assets of Metaldyne Performance Group, Inc.
Employer Identification Number	47-1420222
Plan Number	501
Plan Administrator	Metaldyne Performance Group, Inc. One Towne Square Suite 550 Southfield, MI 48076 Attention: General Counsel
Agent for Receiving Service of Legal Process	Plan Administrator
Plan Year	January 1 to December 31
Plan Costs	The costs of the Plan is paid by Metaldyne Performance Group, Inc.